Exhibit 23.4



Patient Infosystems, Inc.
Rochester, New York

We hereby consent to the use in this Amendment No. 2 to Registration Statement No. 333-115217 of Patient Infosystems, Inc. on Form SB-2 of our report dated May 2, 2003, except for Note 2, as to which the date is December 31, 2003, relating to the financial statements of American CareSource Corporation for the year ended December 31, 2002, which is part of such Registration Statement.

/s/BDO Seidman, LLP

Dallas, Texas
June 30, 2004